EXHIBIT 99.1

CITIZENS HOLDING COMPANY FIRST QUARTER RESULTS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 26, 2006—Citizens Holding Company (Amex:CIZ) announced today results of operations for the three months ended March 31, 2006.

Net income for the three months ended March 31, 2006 increased to $1.925 million, or $.38 per share-basic and diluted, from $1.920 million, or $.38 per share-basic and diluted for the same quarter in 2005. Net interest income for the first quarter of 2006, after the provision for loan losses for the quarter, was $5.824 million compared to $5.755 million for the same period of 2005. A $223 thousand decrease in net interest income and a $292 thousand decrease in the provision for loan losses accounted for this increase in net interest income in the first quarter of 2006 as compared to the same period in 2005. Due to improving credit quality and decreased loan balances outstanding, the provision for loan losses decreased to $129 thousand negative provision in the three months ended March 31, 2006 from a $163 thousand provision in the same period in 2005. The net interest margin decreased to 4.45% in the first quarter of 2006 from 4.80% in the same period in 2005. Non-interest income increased in the first quarter of 2006 by $79 thousand while non-interest expenses increased $87 thousand, compared to the same period in 2005.

Total assets as of March 31, 2006 increased $17.629 million, or 2.9%, when compared to December 31, 2005. Deposits increased $18.462 million, or 3.9%. Loans, net of unearned income during this period, decreased $8.666 million, or 2.3% from December 31, 2005.

For the first quarter of 2006, the Company paid dividends totaling $0.17 per share. This represents an increase of 6.3% over the dividends paid in the first quarter of 2005.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations and corporate governance information can be found on the Company’s corporate website, www.citizensholdingcompany.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31
	2006	2005
Interest income and fees	$8,660	$8,016
Interest expense	2,965	2,098

Net interest income	5,695	5,918

Provision for loan losses	(129)	163

Net interest income after provision for loan losses	5,824	5,755

Non-interest income	1,400	1,321
Non-interest expense	4,643	4,556

Net income before taxes	2,581	2,520
Income taxes	656	600

Net income	$1,925	$1,920

Earnings per share - basic	$0.38	$0.38

Earnings per share - diluted	$0.38	$0.38

Average shares outstanding-basic	5,011,045	5,000,550

Average shares outstanding-diluted	5,083,909	5,055,309

	As of March 31, 2006	As of December 31, 2005

Balance Sheet Data:
Total assets	$625,338	$607,709
Total earning assets	548,505	535,321
Loans, net of unearned income	370,860	379,526
Allowance for loan losses	4,377	4,562
Total deposits	492,274	473,812
Long-term borrowings	59,773	60,049
Shareholders’ equity	64,755	63,774
Book value per share	$12.92	$12.73
Dividends paid per share (a)	$0.17	$0.65

Average Balance Sheet Data:
Total assets	$610,724	$591,872
Total earning assets	542,697	528,562
Loans, net of unearned income	376,432	371,925
Total deposits	475,561	464,629
Long-term borrowings	59,945	54,823
Shareholders’ equity	64,667	63,068

Non-performing assets:
Non-accrual loans	4,299	4,347
Loans 90+ days past due	825	911
Other real estate owned	3,038	2,975

Net charge-offs as a percentage of average net loans (a)	0.01%	0.33%

Performance Ratios:
Return on average assets (a)	1.26%	1.35%
Return on average equity (a)	11.91%	12.63%
Net interest margin (tax equivalent) (a)	4.45%	4.61%

(a)	For the quarter ended March 31, 2006 and for the year ended December 31, 2005, as applicable.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com